EXHIBIT 21.1

LIST OF SUBSIDIARIES

OF

SAG HOLDINGS LIMITED

Name	Jurisdiction

SAG Investments Limited	British Virgin Islands
Filtec Private Limited	Singapore
Spare-Parts Zone Pte. Ltd.	Singapore
Autozone Automotive Pte. Ltd.	Singapore
Autozone Sdn. Bhd.	Malaysia